Exhibit 99.1

PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Combined Financial Statements

for the nine months ended September 30, 2016 and the year ended December 31, 2015

The following unaudited pro forma combined statements of income for the nine months ended September 30, 2016 and the year ended December 31, 2015, are based on the historical financial statements of Apollo Commercial Real Estate Finance, Inc. (“ARI”) and Apollo Residential Mortgage, Inc. (“AMTG”) after giving effect to the transactions contemplated by the Agreement and Plan of Merger, dated February 26, 2016, as amended, pursuant to which, on August 31, 2016, (i) a subsidiary of ARI merged with and into AMTG after which AMTG was the surviving company and a direct subsidiary of ARI (the “First Merger”), and (ii) promptly following the effective time of the First Merger, AMTG merged with and into ARI, after which AMTG ceased to exist (the “Second Merger” and, together with the First Merger, the “mergers”). ARI applied the provisions of Financial Accounting Standards Board ASC Topic 805 in accounting for its acquisition of AMTG.

The unaudited pro forma combined financial statements are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable in the circumstances, as set forth in the notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial statements are presented for informational purposes only and are not necessarily indicative of the future financial position or results of operations of ARI following the closing of the mergers or the combined financial position that would have been realized had the mergers been consummated as of the dates for which the unaudited pro forma combined financial statements are presented.

Certain reclassification adjustments have been made to the presentation of AMTG’s historical financial statements to conform them to the presentation followed by ARI. The unaudited pro forma combined financial statements should be read in conjunction with, and are qualified by reference to, our historical consolidated financial statements and notes thereto and those of AMTG, which are incorporated herein by reference.

Apollo Commercial Real Estate Finance, Inc.

Pro Forma Income Statement

Nine Months Ended September 30, 2016

	Historical ARI	Historical AMTG			ARI Pro-Forma
	For the Nine Months Ended September 30,	For the Eight Months Ended August 31,	Pro-Forma Adjustments		Combined
($ in thousands)	2016	2016			2016
Net interest income:
Interest income from securities	$23,685	$69,149	$(41,253	)(A)	$51,581
Interest income from securities, held to maturity	8,597	—			8,597
Interest income from commercial mortgage loans	72,727	—			72,727
Interest income from securitized mortgage loans and mortgage loans		8,785			8,785
Interest income from subordinate loans	89,649	—			89,649
Other interest income		7,638	(1,991	)(A)	5,647
Interest expense	(47,620)	(21,856)	12,575	(A)	(56,901)

Net interest income	147,038	63,716	(30,669)		180,085

Operating expenses:
General and administrative expenses (includes equity based compensation)	(21,456)	(21,287)			(42,743)
Management fees to related party	(16,374)	(7,037)			(23,411)

Total operating expenses	(37,830)	(28,324)			(66,154)

Income from unconsolidated joint venture	207	—			207
Other income	334	—			334
Provision for loan losses	(15,000)	—			(15,000)
Realized gain (loss) on sale of securities	(225)	(657)	(5,318	)(A)	(6,200)
Unrealized gain (loss) on securities	(36,601)	(2,015)	30,428	(A)	(8,188)
Unrealized gain (loss) on securitized debt	—	(113)			(113)
Unrealized gain (loss) on securitized mortgage loans	—	5,428			5,428
Unrealized gain (loss) on other investment securities	—	6,136	(2,859	)(A)	3,277
Other than temporary impairments recognized	—	(5,591)	1,850	(A)	(3,741)
Foreign currency gain (loss)	(21,926)	—			(21,926)
Bargain purchase gain	40,021	—			40,021
Gain (loss) on derivative instruments (includes unrealized gains (losses))	22,831	(36,253)			(13,422)
Other, net	—	(9)			(9)
Merger related fair value adjustment	—	(17,754)			(17,754)

Net income	98,849	(15,436)	(6,568)		76,845

Preferred Dividends	(20,985)	(6,900)			(27,885)

Net income attributable to common stockholders	$77,864	$(22,336)	$(6,568)		$48,960

Basic and diluted net income per share of common stock	$1.11

Basic and diluted net income per share of common stock—Pro Forma					$0.70

Apollo Commercial Real Estate Finance, Inc.

Pro Forma Income Statement

Year Ended December 31, 2015

Historical ARI	Historical AMTG	Pro-Forma Adjustments	ARI Pro- Forma
Net interest income:
Interest income from securities	$33,188	$137,238	$(76,009	)(A)	$94,417
Interest income from securities, held-to-maturity	12,054	—	12,054
Interest income from commercial mortgage loans	56,092	—	56,092
Interest income from securitized mortgage loans and mortgage loans	—	13,444	13,444
Interest income from subordinate loans	90,830	—	90,830
Other interest income	—	9,418	(2,535	)(A)	6,883
Interest expense	(48,861)	(32,358)	19,983	(A)	(61,236)

Net interest income	143,303	127,742	(58,561)	212,484
Operating expenses:
General and administrative expenses	(9,492)	(15,415)	(24,907)
Management fees to related party	(16,619)	(11,069)	(27,688)

Total operating expenses	(26,111)	(26,484)	—	(52,595)
Income from unconsolidated joint venture	3,464	—	3,464
Interest income from cash balances	1,239	—	1,239
Realized loss on sale of securities	(443)	17,100	16,657
Other than temporary impairments recognized	—	(12,089)	9,031	(A)	(3,058)
Unrealized gain (loss) on securities	(17,408)	(64,027)	44,167	(A)	(37,268)
Unrealized gain (loss) on securitized debt	—	1,031	1,031
Unrealized gain (loss) on securitized mortgage loans	—	(1,958)	(1,958)
Unrealized gain (loss) on other investment securities	—	(6,376)	2,823	(A)	(3,553)
Foreign currency gain (loss)	(4,894)	—	(4,894)
Gain (loss) on derivative instruments	4,106	(46,411)	(42,305)
Other, net	—	(123)	(123)

Net income	103,256	(11,595)	(2,539)	89,121

Preferred dividends	(11,884)	(13,800)	(25,684)

Net income available to common stockholders	$91,372	$(25,395)	$(2,539)	$63,437

Diluted net income per share of common stock—As Previously Reported	$1.54

Diluted net income per share of common stock—Pro Forma	$0.87	(B)

Notes to Unaudited Pro Forma Combined Financial Statements

Pro Forma Adjustments

The accompanying unaudited pro forma combined financial statements have been prepared as if the acquisition had occurred as of January 1, 2015 and reflect the following pro forma adjustments (amounts in thousands):

(A) Adjustment represents the elimination of revenues, gains and losses related to securities sold to Athene and the expenses related to the corresponding repurchase agreements.

(B) Represents the pro forma combined earnings per share of ARI common stock, including the impact of the 13,400,000 shares of ARI common stock issued in connection with the mergers.